Exhibit 10.16

Application for ordinary voting shares

To:	The Directors
Empro Group Inc (Company)
Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009

I, _______________, apply for the issue to me of the following fully paid voting ordinary shares (the Shares) in the capital of the Company.

Number of shares:

Class of shares:	Ordinary par value US$0.0001 per share

Conditional upon the issue to me of the Shares, I request and authorise the Company to enter my name in the Company’s register of members as the holder of the Shares.

I confirm that I will hold the Shares on the terms of Company’s articles of association. I also confirm that the address I have given will be the address recorded in the register of members and the address to which notices of meeting and other notices under the Company’s articles of association are to be given.

Dated __________________ 2025

Signed by

Name:

Signature

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